Exhibit 8.1

	Country of Incorporation	Trading Name

Communications Performance Analysis division

Spirent Communications Inc:	Delaware, USA	Spirent Communications
Calabasas, California, USA
Eatontown, New Jersey, USA
Honolulu, Hawaii, USA
Sunnyvale, California, USA
Spirent Communications of Ottawa Ltd	Canada	Spirent Communications
Spirent Communications (SW) Ltd	England	Spirent Communications

Service Assurance division
Spirent Communications of Rockville, Inc.	Delaware, USA	Spirent Communications
Spirent Communications Ltd	England	Spirent Communications
Spirent Communications (Scotland) Ltd*	England	Spirent Communications

Network Products
Trading divisions of Spirent plc:		HellermannTyton
HellermannTyton:
Aldridge, West Midlands, UK
Plymouth, Devon, UK
Wythenshawe, Manchester, UK
HellermannTyton (Pty) Ltd	South Africa	HellermannTyton
HellermannTyton S.A.	France	HellermannTyton
HellermannTyton AB	Sweden	HellermannTyton
HellermannTyton GmbH	Austria	HellermannTyton
HellermannTyton GmbH	Germany	HellermannTyton
HellermannTyton Ltda	Brazil	HellermannTyton
HellermannTyton Pte Ltd	Singapore	HellermannTyton
HellermannTyton Data Ltd	England	HellermannTyton
HellermannTyton Corporation	Delaware, USA	HellermannTyton
Tyton Company of Japan Ltd (Associate)	Japan	HellermannTyton

Systems
PG Drives Technology Ltd	England	PG Drives Technology
PG Drives Technology Inc	Delaware, USA	PG Drives Technology

Financial
Spirent BV	The Netherlands	Non-Trading
Spirent GmbH	Germany	Non-Trading
Spirent Holdings Corporation	Delaware, USA	Non-Trading

This list of subsidiaries omits certain subsidiaries that, in the aggregate, would not be a “significant subsidiary” as of December 31, 2004.